JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2015 NET INCOME OF
$5.4 BILLION, OR $1.32 PER SHARE, ON REVENUE1 OF $23.7 BILLION
11% RETURN ON TANGIBLE COMMON EQUITY1

FULL-YEAR 2015 RECORD NET INCOME OF $24.4 BILLION, AND RECORD $6.00 PER SHARE,
ON REVENUE1 OF $96.6 BILLION, 13% RETURN ON TANGIBLE COMMON EQUITY1

FULL-YEAR-2015 RESULTS

ROTCE[1] 13%	Common equity Tier 1[1] 11.6%	Overhead ratio[1] 61%	Net payout LTM[2,3] 48%
FOURTH-QUARTER RESULTS4

Firmwide Balance Sheet	■	Period-end balance sheet down ~$220 billion in 2015
	■	Loans-to-deposits ratio of 65%, up 9% in 2015
	■	Average core loans[5] up 16%

CCB	■	CCB average core loans up 25%; CBB average deposits up 10%
4Q15 ROE 18%	■	Nearly 23 million active mobile customers, up 20%
2015 ROE 18%	■	Credit card sales volume[6] up 6% and Merchant processing volume up 12%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 7.9% wallet share in 2015
4Q15 ROE 10%	■	#1 wallet share in North America and EMEA in 2015
2015 ROE 12%

CB	■	Average loan balances up 14%; 12th consecutive quarter of single-digit NCO rate or net recoveries
4Q15 ROE 15%	■	Record gross investment banking revenue of $2.2 billion in 2015, up 10%
2015 ROE 15%

AM	■	Record average loan balances, up 7%
4Q15 ROE 21%	■	80% of mutual fund AUM ranked in the 1st or 2nd quartiles over 5 years
2015 ROE 21%

Jamie Dimon, Chairman and CEO, commented on the financial results: "We had a good quarter as 2015 came to a close. The businesses generated strong loan growth and credit quality, except for some stress in energy. The consumer business continues to gather deposits, outpacing the industry. Markets were somewhat quieter, and we saw the impact reflected in the results of our trading and Asset Management businesses.”
Dimon added: “Looking at performance for the full year, 2015 was another record year for the Firm for net income and EPS, and importantly we exceeded on all of our commitments – balance sheet optimization, capital, GSIB and expense. On operating leverage, we delivered core efficiencies while continuing to invest in innovation and technology, infrastructure and talent – crucial for protecting the company and customers, and for our growth.”
Dimon concluded: “The Firm is getting safer and stronger each year. We are continuing to adjust our strategy to the new world and to meeting all requirements. We see exciting opportunities to invest for the future, to continue to deliver better and faster for our clients and customers.”

SIGNIFICANT ITEMS

■	Fourth-quarter results included $99 million of after-tax impact from legal-related matters ($0.03 per share decrease in earnings)

■	Includes $417 million of after-tax Firmwide legal expense and $318 million of after-tax benefit related to a legal settlement

FORTRESS PRINCIPLES

■	Tangible book value per share[1,7] of $48.13, up 8%

■	Basel III common equity Tier 1 capital[1] of $173 billion; ratio of 11.6%[1]

■	Firm SLR[1] of 6.5% and Bank SLR[1] of 6.6%

■	Compliant with U.S. LCR[8] – HQLA[9] of $496 billion

OPERATING LEVERAGE

■	4Q15 adjusted expense[1] of $13.6 billion and adjusted overhead ratio[1] 57%

■	2015 adjusted expense[1] of $56.0 billion and adjusted overhead ratio[1] 58%

CAPITAL RETURN

■	$2.6 billion returned to shareholders[3] in the fourth quarter

■	$1.0 billion of net repurchases and common dividend of $0.44 per share

■	$11.0 billion returned to shareholders[3] in 2015

■	$4.5 billion of net repurchases and common dividend of $1.72 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$2.0 trillion of credit and capital[10] raised in 2015

■	$233 billion of credit for consumers

■	$22 billion of credit for U.S. small businesses

■	$705 billion of credit for corporations

■	$1.0 trillion of capital raised for clients

■	$68 billion of credit and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

Investor Contact: Sarah Youngwood (212) 270-7325 [1]For notes on non-GAAP financial measures, including managed basis reporting, see page 6. For additional notes see page 7.	Media Contact: Joe Evangelisti (212) 270-7438

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In the discussion below of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 6. Comparisons noted in the sections below are calculated for the fourth quarter of 2015 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)[7]

Results for JPM				3Q15		4Q14
($ millions, except per share data)	4Q15	3Q15	4Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$23,747	$23,535	$23,549	$212	1%	$198	1%
Noninterest expense	14,263	15,368	15,409	(1,105)	(7)	(1,146)	(7)
Provision for credit losses	1,251	682	840	569	83	411	49
Net income	$5,434	$6,804	$4,931	$(1,370)	(20)%	$503	10%
Earnings per share	1.32	1.68	1.19	(0.36)	(21)	0.13	11
Return on tangible common equity	11%	15%	11%
Net revenue on a U.S. GAAP basis totaled $22.9 billion, $22.8 billion, and $22.8 billion for the fourth quarter of 2015, third quarter of 2015, and fourth quarter of 2014, respectively.

Discussion of Results:
Net income was $5.4 billion, an increase of 10%.
Net revenue was $23.7 billion, up 1%, driven by higher revenue in Corporate and Consumer & Community Banking, largely offset by lower revenue in Corporate & Investment Banking and Asset Management.
Noninterest expense was $14.3 billion, down 7%, driven by lower Corporate & Investment Banking expense, reflecting lower legal expense and lower compensation, as well as Consumer & Community Banking efficiencies.
The provision for credit losses was $1.3 billion, up 49%, due to reserve increases in the current quarter versus reserve releases in the prior year quarter, partially offset by lower net charge-offs. The reserve increases in the current quarter reflected an increase in wholesale reserves of $185 million, driven by downgrades, including $124 million in the Oil & Gas portfolio and $35 million in Metals/Mining.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q15		4Q14
($ millions)	4Q15	3Q15	4Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,222	$10,879	$10,949	$343	3%	$273	2%
Noninterest expense	6,272	6,237	6,411	35	1	(139)	(2)
Provision for credit losses	1,038	389	950	649	167	88	9
Net income	$2,407	$2,630	$2,179	$(223)	(8)%	$228	10%
Discussion of Results:
Net income was $2.4 billion, an increase of 10%.
Net revenue was $11.2 billion, an increase of 2%, driven by higher revenue in Card, Commerce Solutions & Auto, partially offset by lower Mortgage Banking revenue.
Noninterest expense was $6.3 billion, a decrease of 2%, driven by lower expense in Mortgage Banking and Consumer & Business Banking, partially offset by higher expense in Card, Commerce Solutions & Auto.
The provision for credit losses was $1.0 billion, an increase of 9%, driven by the absence of a reduction in the allowance for loan losses in Mortgage Banking and Card, largely offset by lower net charge-offs across businesses.
Consumer & Business Banking net income was $968 million, an increase of 12%.
Net revenue was $4.6 billion, an increase of 1%. Net interest income was $2.6 billion, down 5%, due to spread compression, largely offset by higher deposit balances. Noninterest revenue was $2.0 billion, including an $85 million gain on the sale of a

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branch. Excluding this gain, noninterest revenue would have been up 4%, driven by higher deposit-related fees and higher debit card revenue.

Noninterest expense was $2.9 billion, a decrease of 3%, driven by branch efficiencies.
Mortgage Banking net income was $266 million, a decrease of 21%.
Net revenue was $1.7 billion, a decrease of 10%. Net interest income was $1.1 billion, up 11%, driven by higher loan balances. Noninterest revenue was $533 million, down 37%, due to lower repurchase benefit and lower net servicing revenue. Net revenue increased 8% quarter-over-quarter, driven by higher MSR risk management and loan growth, partially offset by lower repurchase benefit.
Noninterest expense was $1.2 billion, a decrease of 10%, reflecting continuing mortgage efficiencies.
The provision for credit losses was $59 million, compared with $13 million in the prior year quarter, driven by the absence of a reduction in the allowance for loan losses, largely offset by lower net charge-offs.
Card, Commerce Solutions & Auto11 net income was $1.2 billion, an increase of 20%.
Net revenue was $5.0 billion, an increase of 10%. Net interest income was $3.4 billion, an increase of 2%, driven by higher loan balances and improvement in credit quality, partially offset by spread compression. Noninterest revenue was $1.5 billion, an increase of 33%, driven by a loss in the prior year of over $200 million related to non-core portfolio exits and a gain this quarter of approximately $160 million on the initial public offering of Square. Adjusted for these two items, noninterest revenue would have been flat, reflecting higher auto lease and Card sales volumes, offset by the impact of changes to certain co-brand partnerships.
Noninterest expense was $2.2 billion, up 4%, driven by higher auto lease depreciation and higher marketing expense, partially offset by lower legal expense.
The provision for credit losses was $903 million, an increase of 6%, driven by the absence of a reduction in the allowance for loan losses, largely offset by lower net charge-offs.

CORPORATE & INVESTMENT BANK (CIB)[7]

Results for CIB				3Q15		4Q14
($ millions)	4Q15	3Q15	4Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$7,069	$8,168	$7,383	$(1,099)	(13)%	$(314)	(4)%
Noninterest expense	4,436	6,131	5,576	(1,695)	(28)	(1,140)	(20)
Provision for credit losses	81	232	(59)	(151)	(65)	140	NM
Net income	$1,748	$1,464	$972	$284	19%	$776	80%
Discussion of Results:
Net income was $1.7 billion, an increase of 80%, driven by lower legal expense. Net revenue was $7.1 billion, a decrease of 4%.

Banking revenue12 was $2.8 billion, down 6%. Investment Banking revenue was $1.5 billion, down 11%, on lower debt underwriting fees, partially offset by higher advisory fees. The business continued to rank #1 in Global Investment Banking fees in 2015. Treasury Services revenue13 was $901 million, down 4%, reflecting lower net interest income.

Markets & Investor Services revenue12 was $4.3 billion, down 3%. Excluding the revenue decline related to business simplification, both total Markets and Fixed Income Markets revenue would have been down 1%, while Equity Markets revenue would have been flat. Fixed Income Markets revenue reflected continued weakness in Credit, lower revenue in Currencies & Emerging Markets and lower Commodities revenue, largely offset by strength in the Rates business. The decline also reflected higher interest costs on higher long-term debt. Equity Markets reflected strong results in EMEA14 derivatives and cash equities, offset by weaker derivative results in the Americas and Asia. Securities Services revenue was $933 million, reflecting the continued impact of lower emerging markets on asset based fees.

Noninterest expense was $4.4 billion, down 20%, primarily driven by lower legal and compensation expense.

The provision for credit losses was $81 million, compared to a benefit of $59 million in the prior year quarter, primarily reflecting $76 million in higher reserves driven by $63 million in the Oil & Gas portfolio.

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COMMERCIAL BANKING (CB)

Results for CB				3Q15		4Q14
($ millions)	4Q15	3Q15	4Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,760	$1,644	$1,770	$116	7%	$(10)	(1)%
Noninterest expense	750	719	666	31	4	84	13
Provision for credit losses	117	82	(48)	35	43	165	NM
Net income	$550	$518	$693	$32	6%	$(143)	(21)%
Discussion of Results:
Net income was $550 million, a decrease of 21%.
Net revenue was $1.8 billion, down 1%, driven by lower investment banking revenue and yield compression on loans, predominantly offset by higher loan balances.
Noninterest expense was $750 million, including a $50 million impairment on leased corporate aircraft. Excluding the impairment, noninterest expense would have been up 5% year-over-year, driven by higher investment in controls.
The provision for credit losses was $117 million, compared to a benefit of $48 million in the prior year quarter, reflecting $101 million in higher reserves, including $60 million in the Oil & Gas portfolio and $26 million in Metals/Mining.

ASSET MANAGEMENT (AM)

Results for AM				3Q15		4Q14
($ millions)	4Q15	3Q15	4Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,045	$2,894	$3,200	$151	5%	$(155)	(5)%
Noninterest expense	2,196	2,109	2,320	87	4	(124)	(5)
Provision for credit losses	17	(17)	3	34	NM	14	467
Net income	$507	$475	$540	$32	7%	$(33)	(6)%
Discussion of Results:
Net income was $507 million, a decrease of 6%.
Net revenue was $3.0 billion, a decrease of 5%. Net interest income was $671 million, up 6%, driven by higher deposit and loan spreads and by loan growth. Noninterest revenue was $2.4 billion, down 8%, due to lower performance fees.
Noninterest expense was $2.2 billion, a decrease of 5%, including a benefit from the refinement in the value of a held-for-sale asset. Excluding this benefit, noninterest expense would have decreased 2%, driven by lower performance fees-based expense.
Assets under management were $1.7 trillion, down 1% compared to the prior year quarter, due to the effect of lower market levels, partially offset by net inflows to long-term products. Additionally, despite continued strength in investment performance, the business had long-term net outflows of $9 billion in the fourth quarter of 2015.

CORPORATE[15]

Results for Corporate				3Q15		4Q14
($ millions)	4Q15	3Q15	4Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$651	$(50)	$247	$701	NM	$404	164%
Noninterest expense	609	172	436	437	254	173	40
Provision for credit losses	(2)	(4)	(6)	2	50	4	67%
Net income	$222	$1,717	$547	$(1,495)	(87)%	$(325)	(59)%

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Discussion of Results:

Net income was $222 million, compared with net income of $547 million in the prior year quarter.

Net revenue was $651 million, compared with $247 million in the prior year quarter. Current quarter net revenue included a $514 million benefit from a legal settlement and a benefit of approximately $178 million as a result of recognizing the unamortized discount on certain debt securities which were called at par.

Noninterest expense was $609 million, an increase of 40%, driven by higher legal expense.

In the prior year fourth quarter, Private Equity results included net gains related to the sale of a portion of its portfolio, and a related goodwill impairment, resulting in an after-tax impact of approximately $150 million16.

The current quarter included tax benefits of approximately $200 million, compared with tax benefits of approximately $500 million in the prior year quarter.

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1. Notes on non-GAAP financial measures:

a)
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income as reported by the Firm as a whole or by the lines of business.

b)
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c)
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures, and exclude Firmwide legal expense ($644 million and $3.0 billion in the fourth quarter and full year of 2015, respectively). Management believes this information helps investors understand the effect of this item on reported results and provides an alternate presentation of the Firm’s performance.

d)
Estimated as of 4Q15. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In capital rules to which the Firm will be subject to as of January 1, 2019, are each non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For further discussion of these measures, see Regulatory capital on pages 146-153 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014 and pages 69-73 of the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

e)
The CIB provides the change in Total Markets, Fixed Income Markets and Equity Markets revenue excluding revenue related to business simplification, a non-GAAP financial measure, to provide a more meaningful assessment of the underlying performance of the business.

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Additional notes:

2.	Last twelve months (“LTM”).

3.	Net of employee issuance.

4.	Percentage comparisons noted in the bullet points are calculated for the fourth quarter of 2015 versus the prior-year fourth quarter, unless otherwise specified.

5.
Core loans include loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

6.	Excludes Commercial Card.

7.
Effective January 1, 2015, the Firm adopted new accounting guidance for investments in affordable housing projects that qualify for the low-income housing tax credit. The guidance was required to be applied retrospectively and accordingly, certain prior period amounts have been revised to conform with the current period presentation. For further discussion, see page 33 of the Earnings Release Financial Supplement.

8.	Represents the estimated liquidity coverage ratio ("LCR") based on the U.S. LCR rules which became effective January 1, 2015.

9.	High quality liquid assets (“HQLA”) represents the estimated amount of assets that qualify for inclusion in the U.S. LCR, which became effective January 1, 2015.

10.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

11.	Chase Commerce Solutions, formerly known as Chase Merchant Services, includes the Chase Paymentech, ChaseNet and Chase Offers businesses.

12.
Effective in the second quarter of 2015, Investment banking revenue (formerly Investment banking fees) incorporates all revenue associated with investment banking activities, and is reported net of investment banking revenue shared with other lines of business; previously such shared revenue had been reported in Fixed Income Markets and Equity Markets. Prior periods have been revised to conform with the current period presentation.

13.	Effective in the second quarter of 2015, Trade Finance revenue was transferred from Treasury Services to Lending. Prior periods have been revised to conform with the current period presentation.

14.	Represents Europe, Middle East and Africa.

15.
Effective in the first quarter of 2015, the Firm began including the results of Private Equity in the Other Corporate line within the Corporate segment. Prior period amounts have been revised to conform with the current period presentation. The Corporate segment’s balance sheets and results of operations were not impacted by this reporting change.

16.	Assumes a tax rate of 38%.

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JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern) to present fourth quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately 1:00 p.m. on January 14, 2016, through midnight, January 28, 2016, by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 20300116. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.